SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the registrant [ X ]
Filed by a party other than the registrant [     ]
Check the appropriate box:
[     ] Preliminary Proxy Statement
[     ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

O.A.K. FINANCIAL CORPORATION
(Name of registrant as specified in its charter)

________________________________________________________________________
(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[ X ] No fee required
[     ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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(2)	Aggregate number of securities to which transaction applies:______________________________________
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _________________________
(4)	Proposed maximum aggregate value of transaction: _____________________________________________
(5)	Total fee Paid: _________________________________________________________________________

[     ] Fee paid previously with preliminary materials
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(1)	Amount previously paid: _________________________________________________________________
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O.A.K. FINANCIAL CORPORATION

2445 84th Street, S.W.
Byron Center, Michigan 49315

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 17, 2008

To Our Shareholders:

        The 2008 Annual Meeting of Shareholders of O.A.K. Financial Corporation will be held at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan, 49426, on Thursday April 17, 2008, at 6:30 P.M., local time, for the following purposes:

1.	To elect two directors for a term of three years.

2.	To transact such other business as may properly come before the meeting or at any adjournment thereof.

        Shareholders of record at the close of business March 7, 2008, will be entitled to vote at the meeting or any adjournment thereof. Your vote is important. Please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. If you attend the meeting and wish to vote in person, you may do so even though you have submitted a Proxy.

By order of the Board of Directors, /s/ Patrick K. Gill Patrick K. Gill, President and CEO

Dated: March 17, 2008

OAK FINANCIAL CORPORATION
2445 84th Street, S.W.
Byron Center, Michigan 49315

PROXY STATEMENT
For the Annual Meeting of Shareholders
To be held April 17, 2008

SOLICITATION OF PROXIES FOR ANNUAL MEETING

        This Proxy Statement is furnished to the Shareholders of OAK Financial Corporation (the “Corporation”), in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders, which will be held at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426, Thursday, April 17, 2008, at 6:30 P.M., local time, or adjournments thereof.

VOTING AT THE MEETING

        This Proxy Statement has been mailed on or about March 17, 2008, to all holders of record of common stock of the Corporation as of the record date. The Board of Directors of the Corporation has fixed the close of business on March 7, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof.

        If a proxy in the enclosed form is properly executed and returned to the Corporation, the shares represented by the proxy will be voted at the Annual Meeting and any adjournment thereof. If a shareholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of the nominees named in the Proxy Statement and for the proposals, if any, set forth in this Proxy Statement, and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing, by submitting a proxy of a later date, or attending the meeting and voting in person. All shareholders are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it to the Corporation.

        If you hold your shares in more than one type of account or if your shares are registered differently, you may receive more than one proxy card from the Corporation. Please sign and return all proxies that you receive from the Corporation.

METHOD AND COST OF SOLICITATION

        This solicitation of proxies is made by and on behalf of the Board of Directors and will be conducted primarily by mail. In addition to the use of mail, the directors and certain executive officers and other employees of the Corporation may solicit the return of proxies by telephone, facsimile, other electronic media, and through personal contact. Such directors and executive officers will not be additionally compensated, but will be reimbursed for out-of-pocket expenses. The cost of soliciting proxies and distributing this Proxy Statement and the annual notice will be borne by the Corporation.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        On March 7, 2008, the record date for determination of shareholders entitled to vote at the Annual Meeting, there were 2,703,009 outstanding shares of common stock of the Corporation. Shares cannot be voted unless the shareholder of record is present at the meeting or is represented by proxy. Shareholders are entitled to one vote for each full share of common stock registered in their names at the close of business on March 7, 2008.

        As of March 7, 2008, no person was known by management to be the beneficial owner of more than 5% of the outstanding common stock of the Corporation except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percent of Class
Charles Andringa 2807 Bridgeside Drive Caledonia, MI 49316	142,412	5.27%
The Banc Funds Company, L.L.C. 20 North Wacker Drive Suite 3300 Chicago, IL 60606	136,657	5.06%
Willard J. Van Singel 8799 Lindsey Lane, S.W. Byron Center, MI 49315	338,447(1)	12.52%

(1)	The number and nature of shares owned by Willard J. Van Singel is based upon filings with the Securities and Exchange Commission. Mr. Van Singel’s ownership was reported as follows: 267,565 shares as to which Willard J. Van Singel has sole voting and investment power and 70,882 shares owned by Van Singel Holdings, LLC. Although Mr. Van Singel shares voting and investment power with other members of Van Singel Holdings, LLC, the shares owned by Van Singel Holdings, LLC are shown as beneficially owned by Willard J. Van Singel for purposes of this Proxy Statement.

ELECTION OF DIRECTORS

        The Articles of Incorporation of the Corporation authorize the Board of Directors to establish the size of the Board. The Board of Directors has established the size of the Board for 2008 at seven (7) persons. The Articles of Incorporation also provide for the division of the Board of Directors into three (3) classes of nearly equal size with staggered 3-year terms of office. David G. Van Solkema and Grace O. Shearer have been nominated by the Board of Directors for election to the Board with each to serve a three-year term expiring at the 2011 Annual Meeting of Shareholders. Both nominees are incumbent directors previously elected by the Corporation’s shareholders.

        Holders of common stock should complete the accompanying proxy. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy holders in the accompanying proxy, will vote for each of the nominees named above. In the event a nominee becomes unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate a substitute nominee, in which event the enclosed proxy will be voted for such substitute nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named.

        Except for those persons nominated by the Board of Directors, no other persons may be nominated for election at the 2008 Annual Meeting. The Corporation’s Articles of Incorporation require at least 60 days prior written notice of any other proposed shareholder nomination and no such notice has been received.

        A plurality of the votes cast at the meeting is required to elect nominees as directors of the Corporation. As such, individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast at the meeting.

The Nomination Process

        Director nominees are considered and must be recommended to the full Board by the voting members of the Executive Committee, each of whom is independent under SEC and NASDAQ Standards. When considering a potential candidate for membership on the Corporation’s Board, the Executive Committee seeks to identify candidates who meet the qualifications and needs identified by the Board. The Committee considers, among other qualifications, demonstrated character and judgment, diversity, geographic representation, professional credentials, recognition in the marketplace, and experience in business and the financial industry.

        The Committee will consider shareholder nominations for directors submitted in accordance with the procedure set forth in Article VIII, Section 7 of the Corporation’s Articles of Incorporation. The procedure provides that a notice relating to the nomination must be given in writing to the Corporation not later than 60 days nor more than 90 days prior to the anniversary of the prior year’s annual meeting. Such notice must be accompanied by the nominee’s written consent, contain information relating to the business experience and background of the nominee and contain information with respect to the nominating shareholder and persons acting in concert with the nominating stockholder. The Board has not received any recommended nominations from any of the Corporation’s shareholders in connection with the Annual Meeting.

        The evaluation process would be the same for any nominee for director. The Executive Committee would prepare a director profile and compare the candidate’s qualifications against the desired qualifications identified by the Executive Committee. If no candidates are apparent from any source, the Board will determine the appropriate method to conduct a search. The Board has, to date, not paid any third party fee to assist in identifying and evaluating nominees. The Corporation has not established a Nominating Committee because it desires active participation of all Board members in the analysis and process of making nominations. The Board has not adopted a nomination charter.

        The Board of Directors recommends a vote FOR the election of the persons nominated by the Board.

INFORMATION ABOUT DIRECTORS AND DIRECTOR NOMINEES

        The respective directors and director nominees have furnished the following information relating to their principal occupation or employment to the Corporation.

	Age	Director of Corporation Since	Amount and Nature of Beneficial Ownership 3/7/08 (1)	Approximate Percent of Class
Nominees for Election as Directors for Terms Expiring in 2011
David G. Van Solkema Retired, former President of Jobbers Warehouse Service, Inc.	66	1988	6,217 (2)	*
Grace O. Shearer Principal of The Entrepreneur's Source	60	2002	650	*
Directors for Terms Expiring in 2010
Norman J. Fifelski Owner, Hillcrest Foods and Fuel	62	1988	7,583 (2)	*
James B. Meyer Retired, former President and CEO of Spartan Stores Inc.	61	2004	1,270	*
Stephanie L. Leonardos President & CEO of Amerikam Inc.	59	2007	200	*
Directors Whose Terms Expire in 2009
Patrick K. Gill President & CEO, Byron Bank and OAK Financial Corporation	56	2002	8,054 (2)	*
Robert F. Dentzman Interim Treasurer Energy Conversion Devices and Principal of Roadcast	56	2002	266	*

*Represents less than one percent

(1)	This information is based upon the Corporation’s records as of March 7, 2008, and information supplied by the persons listed above. The number of shares stated in this column includes shares owned of record by the shareholder and shares, which, under federal securities regulations, are deemed to be beneficially owned by the shareholder, including shares subject to stock options exercisable within 60 days. Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power or share voting and investment power with their respective spouses, with respect to all shares beneficially owned.

(2)	Includes 2,662 shares subject to stock options exercisable within 60 days.

        Patrick K. Gill has been a director of the Corporation since November 2002. Mr. Gill is President and Chief Executive Officer of OAK Financial Corporation and its subsidiary, Byron Bank. Prior to joining OAK Financial in November of 2002, Mr. Gill was President and CEO of the Bank of Lenawee, located in Adrian, Michigan and part of Pavilion Bancorp, Inc. Mr. Gill also served as a Board Member and CEO of Pavilion Bancorp Inc., and Board Chairman of the Bank of Washtenaw, a de novo started by Pavilion, as well as Board Chairman of Pavilion Mortgage Company. Mr. Gill has over 30 years of progressive banking experience, including over 20 years in the West Michigan financial markets with Union Bank (later NBD), in Grand Rapids. His last position with NBD (now JPMorgan Chase) was Vice President and Regional Director of the Lakeshore region. Mr. Gill graduated with honors from Notre Dame University with a degree in History and lives in Byron Center, Michigan.

        Robert F. Dentzman has been a director of the Corporation since October 2002. Mr. Dentzman is the interim Treasurer of Energy Conversion Devices, a leading materials research and advanced product development company, which holds hundreds of U.S. and foreign patents. Mr. Dentzman is also the principal of RoadCast, which specializes in investor relations communication and consulting. Previously Mr. Dentzman was Vice President, Treasury and Investor Relations for Herman Miller, Inc. Mr. Dentzman worked at Herman Miller for over 20 years and served in progressive areas of responsibility. Mr. Dentzman was responsible for worldwide cash management, investor and banking relations, capital structure management, foreign exchange risk management, shareholder services, pension asset management, and administration of several executive benefit plans. Prior to joining Herman Miller, Mr. Dentzman worked in the banking industry for the Kalamazoo, Michigan bank now known as National City Bank. Mr. Dentzman earned his B.A. in Economics from Kalamazoo College and his M.B.A. from Western Michigan University.

        David G. Van Solkema has been a director of the Corporation since 1988. Mr. Van Solkema is retired and previously served as President of Jobbers Warehouse Service Inc., a supplier of auto and truck parts to over 125 independent stores with over $40 million in sales. Additional work experience includes work as a Certified Public Accountant (CPA) for Touche Ross, serving small to medium sized businesses throughout West Michigan. Mr. Van Solkema has served on the Byron Center Christian School Board, has served as a Deacon and Elder at Heritage Christian Reformed Church in Byron Center, and has been active with Little League Baseball. Mr. Van Solkema is a graduate of Ferris State University with a degree in Finance.

        Grace O. Shearer has been a director of the Corporation since November 2002. Mrs. Shearer is the Principal of The Entrepreneur’s Source, a coaching and consulting firm assisting individuals interested in buying a business. Previously Mrs. Shearer served as President and CEO of West Michigan Heart, P.C., the leading cardiology service provider in West Michigan, with over 150 employees. Mrs. Shearer also served as Vice President of Operations for St. Mary’s Hospital and in 1992 served as the interim CEO for St. Mary’s Hospital. Mrs. Shearer has served as Chairperson of the Board for Pine Rest Christian Mental Health Services, and has other board experience with Calvin College, the Rotary Club, and the Grand Rapids Chamber of Commerce. Mrs. Shearer holds a B.A. from the University of Michigan, and an M.B.A. from Eastern Michigan University.

        Norman J. Fifelski has been a director of the Corporation since 1988. Mr. Fifelski is President of Hillcrest Food and Fuel, Inc., Hillcrest Subway, and the Hungry Horse Campground. Additional experience includes serving on the board and as Treasurer for the Wayland Area Emergency Medical Service, on the Administrative Committee for Saint Stanislaus Church, as Assistant Fire Chief and Training Officer for Dorr Township for over 20 years, and as Trustee for Dorr Township. Mr. Fifelski is also involved with fire prevention programs in the Dorr area and with Save The Children in Mexico. Mr. Fifelski is a graduate of Ferris State University.

        James B. Meyer has been a director of the Corporation since 2004. Mr. Meyer is the past Chairman of the Board and President and CEO of Spartan Stores, Inc., a leading food services wholesaler and retailer. Mr. Meyer retired from Spartan Stores in March of 2003 after completing 30 years with the company. Under his leadership, sales grew to exceed $2 billion annually. He was elected Chairman of the Board in August 2000 and President and Chief Executive Officer in July 1997. Mr. Meyer was appointed President and Chief Operating Officer in August 1996. Mr. Meyer has a great depth of board experience and currently serves, or has served, on the following boards – Heart of West Michigan United Way as Chairman of the Board, Davenport University as Chairman of the Board, Hope Network, Board and Audit Committee of Associated Food Stores, Family Christian Stores, and Unity Christian High School’s Education Foundation. Mr. Meyer is a Certified Public Accountant and earned his B.S. in Business from Ferris State University.

        Stephanie L. Leonardos has been a director of the Corporation since 2007. Mrs. Leonardos is the President and CEO of Amerikam Inc., a manufacturer and designer of patented flow control products for industries including medical, plumbing, and defense.  Mrs. Leonardos joined Amerikam in 1991 and has served as president since 1997. Prior to joining Amerikam, she held numerous management positions in operations for North American Philips Corporation, Consumer Products Division; AMCA International, Canadian and US Overhead Steel Crane Industry. Mrs. Leonardos has a great depth of board experience and currently serves, or has served, as Vice-Chair of the Board of the Grand Rapids Symphony, the Board of Directors of the Plumbing Manufacturer’s Institute, Ferris State University’s Commission of the Future and Manufacturing Engineering Technology Advisory Board, and United Way Women’s Leadership Council. Mrs. Leonardos holds a B.A. from Mt. Union College and an M.A. from Kent State University.

DIRECTOR COMPENSATION

The following table sets forth summary information concerning the total compensation paid or accrued for all services rendered by non-employee members of our Board of Directors for the year ended December 31, 2007.

Director Compensation

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Robert F. Dentzman	$22,300	$0	$22,300
Norman J. Fifelski	$19,300	$0	$19,300
James B. Meyer	$17,000	$0	$17,000
Grace O. Shearer	$22,900	$0	$22,900
David G. Van Solkema	$23,600	$0	$23,600
Stephanie L. Leonardos	$10,867	$0	$10,867
Dellvan J. Hoezee (2)	$ 4,900	$0	$ 4,900

(1)	Mr. Fifelski, Mr. Van Solkema and Mr. Hoezee are each entitled to 2,662 shares subject to stock options exercisable within 60 days.
(2)	Mr. Hoezee retired from the Board on April 19, 2007.

Director Fees Earned or Paid in Cash

        The directors of the Corporation do not receive any compensation for their services as directors of the Corporation. Non-employee directors of Byron Bank (the “Bank”), the Corporation’s wholly owned subsidiary, are paid an annual retainer fee of $8,000 for their service. Directors receiving the annual retainer can elect to be paid in cash or have the annual retainer contributed to the 1998 director deferred compensation plan. Non-employee directors also receive $500 per Board meeting attended and $300 per committee meeting attended. In addition, the chairperson of the Board receives an annual fee of $3,000 and the chairperson of the Audit Committee receives an annual fee of $1,500.

Director Deferred Compensation Plans

        In 1988, the Bank adopted a director’s deferred compensation plan that provides for benefit payments to the participant and his or her family upon retirement or death. Directors Fifelski and Van Solkema are the only current directors who are participants in this plan. This plan allowed for the deferral of director fees in return for the payment of future benefits. The participant account balances are credited with an appreciation factor equal to a floating rate determined by an independent third-party. The total accrued liability of the Bank under this plan was $657,660 at December 31, 2007. The Bank purchased life insurance policies on the lives of the participating directors with the Bank as the owner and beneficiary. The cash surrender value of the policies was $1,711,538 at December 31, 2007. As of January 1, 1997, no further deferrals of directors’ fees were allowed under this plan.

        In 1998, the Bank adopted a new deferred compensation plan for directors. Directors, at their election, can defer the Director annual retainer in lieu of a cash payment for services as a director. Deferred director fees are credited to the deferred compensation accounts of the individual participating directors and invested in a manner determined by the Board. The Board is authorized to direct the Bank to purchase policies of life insurance on the life of participating directors as one of the investment vehicles under the plan. If a life insurance policy is purchased with respect to a participating director’s life, the Bank is the owner and beneficiary of the policy. Upon a director’s retirement, the cash value of the policy is paid out to the director in annual installments over a period of 15 years or as otherwise allowed by the plan. If a participating director dies before beginning to receive payments, the Bank will pay a beneficiary designated by the director a death benefit in lieu of deferred compensation in an amount equal to the greater of the amount of fees credited to the director’s deferred compensation account or an amount equal to 10% of the death benefit received by the Bank as a result of this plan, payable each year for 10 years. The participant account balances are credited with an appreciation factor equal to a floating rate determined by an independent third-party. At December 31, 2007, the aggregate plan liability was $514,961 and the aggregate cash surrender value was $629,988.

Director Stock Option Plan

        In 1999, the Board of Directors adopted the OAK Financial Corporation 1999 Directors’ Stock Option Plan, which was approved by the Corporation’s shareholders. Stock options to purchase 666 shares were granted to each non-employee director during each of the four years prior to 2003. No options have been granted under the Director’s Stock Option Plan since 2002. Under the 1999 Directors’ Stock Option Plan, 46,585 shares were reserved to be issued. To date, no options have been exercised and there are 7,986 options outstanding, leaving 38,599 options available to be granted.

        The purpose of the Plan is to provide a non-cash method of compensating and recruiting directors for the Corporation. The Plan is administered by the Human Resource Committee, which consist of three directors who qualify as independent directors. When issued, the option price equals the then current fair market value as described in the Plan document. Options granted have a term of 10 years and become exercisable on the first anniversary of the Grant Date.

CORPORATE GOVERNANCE AND BOARD COMMITTEE STRUCTURE

        Our Board of Directors is committed to sound and effective corporate governance practices. Currently, a majority of our directors are independent, and each member of our Audit Committee and each voting member of our Human Resource Committee is independent. A new committee structure was instituted at the beginning of 2003. OAK Financial Corporation’s Board committee structure includes the following committees: Executive, Loan, Asset & Liability, Human Resource, and Audit. The Board of Directors of the Corporation is identical to the Board of Directors of the subsidiary bank.  Even though the Corporation and Bank are distinct legal entities, the primary function of the Corporation is to act as the holding company for the Bank; it has no material operations independent of the Bank.  As a result, each of the following committees serves as a committee for the Boards of both the Bank and the Corporation. The primary responsibilities, members, and activities for each committee during 2007 are described below.

Executive Committee
Members of the Executive Committee include Directors Shearer (Chair), Meyer, Dentzman and Gill. The primary responsibility of the Executive Committee is to evaluate the performance of the chief executive officer, nominate new directors, oversee strategic planning and ensure compliance with the corporate bylaws. The committee met 1 time in 2007. The Board of Directors does not currently have a nominating committee. Board of Director nominations are recommended by the Executive Committee to the full Board for approval. In making its recommendation, the Executive Committee identifies candidates who meet the current requirements established by the Board of Directors. The Executive Committee considers, among other qualifications, diversity, geographic representation, professional credentials, recognition in the marketplace, and experience in business and the financial industry.

Loan Committee
Members of the Loan Committee include Directors Van Solkema, Dentzman, Shearer and Gill (Chair). The primary responsibilities of the Loan Committee include loan approval, adoption and adherence to the loan policy, monitoring of internal loan review reporting and all other lending activities. The committee generally meets twice a month and met 21 times in 2007.

Asset & Liability Committee
Members of the Asset & Liability Committee include Directors Fifelski, Meyer, Van Solkema, Leonardos, and Gill (Chair). The primary responsibilities of the Asset & Liability Committee are to monitor financial performance, oversee management of interest rate and liquidity risk, evaluate capital adequacy and payments of dividends, and oversee the budget and forecast process. The Asset & Liability Committee met 10 times in 2007.

Human Resource Committee
The members of the Human Resource Committee include Directors Shearer (Chair), Fifelski, Gill, Leonardos and Meyer. The Human Resource Committee acts as the compensation committee of the Corporation. Its responsibilities include considering and recommending to the Board of Directors any changes in compensation and benefits for officers of the Corporation and its subsidiaries and director compensation. The committee is also responsible for administering the Corporation’s Director Stock Option Plan. The Human Resource Committee met 1 time in 2007. The Corporation does not have a Human Resource Committee Charter.

Audit Committee
The Audit Committee, comprised of Directors Van Solkema, Fifelski and Dentzman (Chair), met on 4 occasions during 2007. Each of the members of the Audit Committee is “independent” as defined under NASDAQ Listing Standards. The Audit Committee oversees the Corporation’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. For example, the Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; appoints and approves the compensation of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the auditors to perform the internal audit functions and services which the independent auditors are not permitted to perform; reviews the financial statements to be included in the Corporation’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Corporation’s quarterly financial statements. Mr. Dentzman has been designated by the Board as the Audit Committee’s financial expert. Mr. Dentzman is independent of management, as such term is used in item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. The Audit Committee has adopted a written Audit Committee Charter. Although the charter is not available on the Corporation’s web-site, a copy of the charter is attached as an Appendix to this Proxy Statement. The following report from the Audit Committee, dated February 21, 2008, was submitted to the Board of Directors of the Corporation.

Audit Committee Report

        We have reviewed and discussed with management the Corporation’s audited financial statements as of and for the year ended December 31, 2007.

        We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committee, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence.

        The Audit Committee has also reviewed and discussed with management the report of management on internal control over financial reporting as of December 31, 2007.

        Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Corporation’s Form 10-K for the year ended December 31, 2007.

        Respectfully submitted, Robert F. Dentzman, Norman J. Fifelski, and David G. Van Solkema.

Independence of Directors and Attendance at Meetings

        The Board of Directors of the Corporation is composed of a majority of independent directors (as independence is defined in the NASDAQ Listing Standards). Each director, other than Patrick K. Gill, has been determined to be independent pursuant to such standards. During the fiscal year ended December 31, 2007, the respective Boards of Directors of the Corporation and the Bank held a total of 19 meetings. Various committees of the Boards held meetings as needed. Each director attended at least 75% of the total meetings of the Boards of Directors and meetings of the committees on which he or she served. The Corporation also encourages all members of the Board to attend the Corporation’s annual meeting of shareholders each year. All members of the Board of Directors of the Corporation attended the Corporation’s annual meeting held in 2007.

Communication with the Corporation’s Board of Directors

        Shareholders may communicate with members of the Corporation’s Board by mail addressed to the full Board, a specific member of the Board, or to a particular committee of the Board at 2445 84th Street, S.W., Byron Center, Michigan 49315.

Code of Ethics

        The Corporation has adopted a Code of Ethics that applies to the Corporation’s Chief Executive Officer and Senior Financial Officers. The Corporation’s Code of Ethics was filed with our annual report on Form 10-K for the year ended December 31, 2003, and a copy of the Code can be obtained free of charge by sending a request to the Corporation’s corporate secretary at 2445 84th Street, S.W., Byron Center, Michigan 49315.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Philosophy of Executive Compensation

        The primary objectives of the Human Resource Committee of our Board of Directors with respect to executive compensation are to establish competitive compensation levels that will attract and retain the most talented and dedicated executives possible, to tie total compensation to measurable performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Human Resource Committee expects to implement and maintain compensation plans that tie a substantial portion of executives’ overall compensation to key strategic financial goals. The Human Resource Committee evaluates individual executive performance with the goal of setting compensation at levels the committee believes are comparable with executives in other companies operating in the financial services industry while taking into account our relative performance and our own strategic goals. We conduct an annual benchmark review of our executive compensation, as well as the mix of elements used to compensate our executive officers.

Elements of Executive Compensation

        Base Salary.     Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Executive salaries and incentive compensation are based in part on information derived from surveys such as those conducted by Crowe Chizek, Michigan Banker’s Association, and other sources. Compensation information is also reviewed from proxy materials filed with the Securities and Exchange Commission by other comparable financial institutions. This information is analyzed and presented to the Human Resources Committee to assist in their preparation of salary recommendations to be made to the Board of Directors. Base salaries are reviewed annually, and adjusted to realign salaries with market levels after taking into account individual responsibilities, performance and experience. This review occurs each year in the fourth quarter.

        Incentive Compensation.  We believe that aligning pay and performance is in the best interest of the organization, our team members, our customers, and our shareholders. Our Incentive Compensation Plan is designed to utilize annual incentive compensation to reward participants based upon achieving key bank financial objectives. These objectives are quantitative, and are established largely on the basis of the budget and business plan approved by the Board of Directors. For instance, the financial objectives for purposes of the plan for 2007 were based solely upon net income. Total incentives for purposes of the plan are determined by achievement of the defined financial performance measure. Once the trigger (minimum) goal is achieved, the plan accrues a total “pool” of incentive dollars determined by the incremental achievement level. The incentive payout for the President and CEO and the Executive Vice Presidents at the trigger goal is 25% and 15% of their respective base salaries. At the superior level of performance, the maximum incentive for the President and CEO and the Executive Vice Presidents would be 65% and 55% of their respective base salaries. The Human Resource Committee can exercise discretion to pay compensation even if performance does not meet established performance goals. Similarly, the Human Resource Committee can reduce or increase the size of any award based upon individual performance. Any such adjustment must be approved by the Human Resource Committee and the Board of Directors. Incentive payments are not awarded until the after the year-end audit is complete. The President and CEO is a non voting member of the Human Resource Committee, which is comprised of independent, outside directors.

        Discretionary Awards of Stock Options.   The Corporation maintains a stock option plan for employees and officers of the Corporation and its subsidiaries (the “Employee’s Plan”). Options generally become exercisable after the first anniversary of the award date. The option exercise price is at least 100% of the market value of the common stock at the grant date. The Employee’s Plan also allows the Corporation to issue restricted stock to officers and employees of the Corporation and its subsidiaries. The Human Resources Committee oversees the administration of our stock option plan. Stock option grants may be made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention objectives. The Human Resource Committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance and retention considerations. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code. The purpose of the Employee Plan are to provide an incentive vehicle that aligns the interests of executive management with those of the shareholders, encourage stock ownership by executive management and reward executive management based upon increasing shareholder value. Awards considered by the Human Resource Committee are based upon the individual’s position, scope of responsibility, ability to affect profits and shareholder value, the individual’s historic and recent performance, and the value of stock options in relation to other elements of the individual executive’s total compensation. The Employee’s Plan has not been used to provide an equity-based award to any of the current executive officers since 2002.

        Other Benefits.    Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including medical, dental, vision, long-term disability, prescription, and life insurance coverage and the ability to contribute to a 401(k) retirement plan with a Bank match. We believe these benefits are currently at or above median competitive benefits levels for comparable companies.

        Employment Agreements.     We grant employment agreements to our executive officers. The purpose and use of these agreements are based on competitive recruiting needs, retention of key executives, and to reduce the agency risk between management and shareholders. The Employment Agreements, which are administered by the Human Resource Committee, are described under the summary of executive compensation below.

Compensation Decisions for 2007

        As shown in the Summary Compensation Table below, the base salary for the Bank’s President and CEO was not increased for 2007, at his request. The base salary for the Bank’s COO/CFO was increased by approximately 10% for 2007, and the base salary of the Bank’s Chief Lending Officer was increased by approximately 15% for 2007. These base salary increases were determined by the Human Resource Committee based upon:

•	The individual performance and achievements of the executive
•	Salary norms for persons in comparable positions at comparable companies
•	The expertise of the individual executive
•	The competitiveness of the market for the executive’s services

        The Summary Compensation Table also shows incentive compensation paid to each of our executive officers based on the Bank’s 2007 performance under the “Non-Equity Incentive Plan Compensation” column. These incentives were payable pursuant to the Bank’s Incentive Compensation Plan, which is described above. As defined within the Incentive Compensation Plan, individual performance considerations will be factored into the incentive awards to recognize and reward for performances that are superior. Discretionary awards for individual performances were included in the total incentives for the President and CEO, COO/CFO, and the CLO based upon the factors described above.

HUMAN RESOURCE (COMPENSATION) COMMITTEE REPORT

        The Human Resource Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Corporation.  Based on such review and discussion, the Human Resource Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Corporation’s Annual Report on Form 10-K.

Respectfully submitted, Grace O. Shearer, Norman J. Fifelski, Patrick K. Gill, Stephanie L. Leonardos and James B. Meyer

HUMAN RESOURCE (COMPENSATION) COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Human Resource Committee are set forth in the preceding section. There are no voting members of the Human Resource Committee who were officers or employees of the Corporation or any of its subsidiaries during the fiscal year, former officers of the Corporation or any of its subsidiaries, or had any relationship otherwise requiring disclosure in this section. Patrick K. Gill, who is the President and CEO of the Corporation, serves on the Human Resource Committee, but has no vote and is excused from deliberations when his compensation is discussed.

SUMMARY EXECUTIVE COMPENSATION

        The following table provides information regarding the compensation earned during the fiscal year ended December 31, 2007 by our chief executive officer, our chief financial officer and our other most highly compensated executive officers who were employed by us as of December 31, 2007 and whose total compensation exceeded $100,000 during that fiscal year. There are no other executive officers for 2007 whose total compensation exceeded $100,000 during that fiscal year other than those set forth below. We refer to our chief executive officer, chief financial officer and the other executive officer named below as our “named executive officers” elsewhere in this Proxy Statement. There are no employees of the Corporation; all Bank staff are employed by OAK ELC, a subsidiary of the Corporation, and leased to the Bank.

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Non-Equity Incentive Plan Compensation	All Other Compensation (2)	Total
Patrick K. Gill President & CEO	2007 2006	$275,000 $275,000	$92,000 (3) $140,000 (4)	$10,125 $6,750	$377,125 $421,750
James A. Luyk COO & CFO	2007 2006	$170,000 $154,615	$40,000 (3) $70,000 (4)	$10,125 $9,492	$220,125 $234,107
Joel F. Rahn CLO	2007 2006	$153,780 $133,395	$35,000 (3) $55,000 (4)	$9,225 $8,329	$198,005 $196,724

(1)	Includes elective deferrals by employees pursuant to section 401 (k) of the Internal Revenue Code.
(2)	All other compensation includes matching contributions to the Corporation’s 401(k) plan for all three named executives. All other compensation does not include other benefits provided on a non-discriminatory basis.
(3)	This is the amount paid to the executive in 2008 pursuant to our Incentive Compensation Plan based on the Bank’s 2007 performance.
(4)	This is the amount paid to the executive in 2007 pursuant to our Incentive Compensation Plan based on the Bank’s 2006 performance.

Grants of Plan-Based Awards for 2007

        The Corporation maintains a non-equity based incentive plan, which is based on net income, which is called our “Incentive Compensation Plan.” Under the plan, no payouts would be earned if net income does not surpass a threshold level, which is established by the Board of Directors. Net income above the threshold results in an increasing level of payout, up to a maximum net income limit. The table below illustrates the estimated incentives payable for 2008 performance based upon achieving net income at the threshold, target and maximum levels. For purposes of illustration below, each participant’s estimated future incentive is based upon his 2007 base salary and percent of base salary awarded for achieving net income at the threshold, target and maximum limits for 2008 established by the Board of Directors.

        The 2008 performance targets have not yet been established by the Board of Directors. It is anticipated that the targets for 2008 will include net income objectives. The threshold performance target is intended to represent an aggressive, but achievable financial objective.

Grants of Plan-Based Award

Name	Estimated Possible Payouts for 2008 Performance Under the Non-Equity Incentive Plan
	Threshold	Target	Maximum
Patrick K. Gill	$68,750	$123,750	$178,750
James A. Luyk	$25,500	$59,500	$93,500
Joel F. Rahn	$22,500	$52,500	$82,500

Outstanding Equity Awards at Fiscal Year End

        The Corporation maintains a stock option plan as further described under Employee Benefit Plans below. The Plan was adopted in 1999 by the Board of Directors and was approved by the Corporation’s shareholders. No grants have been awarded to any named executive since 2002. The Plan is administered by and awards granted at the discretion of the Human Resource Committee and the Board of Directors. The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2007. The Corporation has not issued any stock awards and therefore the table below does not include any disclosures regarding stock awards.

Outstanding Equity Awards at December 31, 2007

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Patrick K. Gill	2,662	-0-	$33.43	2/1/2012
James A. Luyk	1,008 1,299 1,416	-0- -0- -0-	$41.32 $37.57 $33.43	1/13/2010 2/7/2011 2/1/2012
Joel F. Rahn	-0-	-0-	-0-	-0-

Option Exercises and Stock Vested at Fiscal Year End

        The following table presents certain information concerning the exercise of options by each of the named executive officers during the fiscal year ended December 31, 2007.

Option Exercises and Stock Vested During 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Patrick K. Gill	-0-	$0	-0-	$0
James A. Luyk	-0-	$0	-0-	$0
Joel F. Rahn	-0-	$0	-0-	$0

Pension Benefits

        None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

        None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Contracts and Change-in-Control Arrangements

        We currently have an employment agreement with one of our named executive officers, Patrick K. Gill, our president and chief executive officer. We also have a change-in-control agreement with another named executive officer, James A. Luyk, our chief operating officer and chief financial officer.

        Agreement with CEO. On November 4, 2002, we entered into an employment agreement with Patrick K. Gill. The current agreement does not expire, unless otherwise terminated by the parties according to the terms therein. Mr. Gill’s employment agreement sets forth a base salary at $225,000 per year subject to periodic adjustment. Mr. Gill also received a one-time, lump sum bonus in the amount of $65,000. Mr. Gill is entitled to receive all customary and usual fringe benefits provided to our other executives. Pursuant to the agreement, in November 2002, Mr. Gill was granted incentive stock options to purchase 2,662 shares of our common stock, adjusted for stock dividends, at an exercise price of $33.44 per share. The shares subject to the incentive stock option vested one year after the date of grant and were granted at the then current market price. Mr. Gill also received relocation benefits as provided by the Bank’s Relocation Policy. Mr. Gill is provided a club membership at a local country club for the duration of his employment agreement.

        Mr. Gill’s employment agreement provides that we may terminate Mr. Gill’s employment at any time, with or without cause. Mr. Gill may voluntarily resign at any time with 60 days’ written notice. If we terminate his employment for cause or if he resigns without good reason (as those terms are defined in the agreement), he is entitled to receive any unpaid prorated base salary along with all benefits and expense reimbursements to which he is entitled through the effective date of termination.

        If Mr. Gill is terminated without cause, or if he voluntarily terminates his employment with good reason, he is also entitled to the following benefits: (i) the Bank will pay Mr. Gill a lump sum severance payment equal to 12 months of his base salary then in effect; (ii) the Bank will, at Mr. Gill’s discretion, purchase his primary residence for a period of six months following his termination date at fair market value (to be determined by independent appraisal); (iii) any unvested stock options or similar stock awards will automatically vest, without regard to vesting requirements; and (iv) his benefits (e.g., health insurance, etc.) will continue for a 12-month period. Mr. Gill’s employment agreement includes a provision requiring any successor, as a result of a change in control (as defined in the agreement), to abide by his employment agreement; otherwise Mr. Gill is entitled to the benefits described above as if Mr. Gill terminated his employment with good reason. During the term of this Agreement, and for a period of 1 year following the termination of Mr. Gill’s employment for any reason other an involuntary termination without cause, Mr. Gill agrees not to be employed by, serve as director of, consultant to, or adviser to, any business within a 50-mile radius of any Byron Bank office, that engages either directly or indirectly in the financial services/banking industry. Mr. Gill would be entitled to approximately $293,000 in salary and benefits if he is terminated without cause, or if he voluntarily terminates his employment with good reason. The term of Mr. Gill’s employment is indefinite. Mr. Gill’s employment agreement was included as an exhibit to the Corporation’s Form 10-K for the year ended December 31, 2002.

        Agreement with CFO/COO. In October 2000, we entered into an income protection agreement with James A. Luyk, our CFO and COO. The agreement provides severance benefits if Mr. Luyk’s employment is terminated within 36 months after a change in control occurs. For purposes of this agreement, a “change in control” is any occurrence as a result of which any person or entity, other than the Corporation’s existing shareholders (as of the date of the agreements), acquires more than 35% of any class of the capital stock of the Corporation. Severance benefits are not payable if the Corporation (or its successor) terminates Mr. Luyk’s employment for cause or if Mr. Luyk voluntarily retires or resigns. The agreement automatically renews every two years unless the Corporation takes action to terminate further extensions.

        Mr. Luyk’s agreement provides a severance benefit of a lump sum payment equal to three times the annual regular salary, plus the highest bonus incentive compensation to which he would be entitled, at the rate in effect on the date of the Agreement, or on the date of the initiation of the change of control, whichever is greater. Mr. Luyk’s benefits (e.g., health insurance, etc.) would continue for a period of 36 months at a level and extent comparable to the benefit plans and programs provided just prior the initiation of a change in control. Mr. Luyk would be entitled to approximately $822,000 in salary and benefits if he is terminated following a change of control in control of the Corporation.

        As a condition to the payment of this severance benefit, Mr. Luyk shall be obligated to work for the Corporation (or the entity which succeeds the Corporation as the result of the change of control) for a period of up to six months, if requested by the Corporation or its successor. If Mr. Luyk resigns without completing this employment obligation, the Corporation shall only be obligated to pay a lump sum equal to six months of the salary that was in effect on the effective date of the change of control, and no other compensation or benefits. The Corporation’s obligation under this agreement can be terminated at the Corporation’s option in the event of Mr. Luyk’s death or disability, termination of his employment with cause (as defined in the agreement), or his voluntarily retirement or resignation.

        Mr. Luyk’s income protection agreement was included as an exhibit to the Corporation’s Form 10-K for the year ended December 31, 2001.

Employee Benefit Plans

1999 Employees’ Incentive Stock Option Plan

        In 1999, the Board of Directors adopted the OAK Financial Corporation 1999 Employees’ Incentive Stock Option Plan, which was approved by the Corporation’s shareholders. Under the Plan, 219,615 shares were reserved to be issued. To date, 1,008 options have been exercised and outstanding grants of 26,069 are outstanding, leaving 192,539 options available to be granted. No grants of stock options have been made to any named executive since 2002. The Human Resource Committee can award stock options, restricted stock, performance shares or other stock-based awards under this Plan.

        The purpose of the Plan is to promote the long-term success of the Corporation for the benefit of its shareholders through stock-based compensation, by aligning the personal interests of the Corporation’s key employees with those of its shareholders. The Plan is administered by the Human Resource Committee, which consists of four directors who qualify as independent directors and the President and CEO of the Corporation as a non-voting member. The Human Resource Committee is responsible for selecting employees to be granted awards, determining the amount and nature of the award and determining the conditions of any award. The Human Resource Committee also has the authority to amend the administrative rules, guidelines and practices governing the Plan as described in the Plan document. When issued, the option price will equal the then current fair market value as described in the Plan document. Options granted will have a term of 10 years and are exercisable on the first anniversary of the Grant Date.

401(k) Plan

        The Corporation maintains a 401(k) covering substantially all employees. Employees are eligible to become a participant on the first day of the month after completing 90 days of employment and attaining age 21. The Corporation matches employee contributions to the 401(k) up to a maximum of 4.5% of employees’ eligible wages, subject to various limitation of federal law. The plan allows “catch-up” deferrals as allowed by federal law and provides a “true-up” matching contribution provision in limited circumstances. The plan allows eligible participants, upon satisfying the Plan’s minimum age and service requirements, to roll over certain distributions from other qualified plans (such as a 401(k) plan), a Section 403(b) tax-sheltered annuity or a Section 457 deferred compensation plan maintained by a governmental entity. Employee contributions, rollover amounts and matching contributions are 100% vested. Withdrawals from the plan can be made upon reaching the age of 59 ½ or for financial hardship or to the extent such withdrawals are limited to amounts in a participant’s rollover account.

BENEFICIAL OWNERSHIP

        The information in the following table sets forth the beneficial ownership of the Corporation’s common stock by each of the directors, nominees and executive officers listed in the Summary Compensation Table presented earlier and by all directors and executive officers as a group as of March 7, 2008.

Person	Amount and Nature of Beneficial Ownership	Approximate Percent of Class
Patrick K. Gill	8,054 (1)	*
James A. Luyk	5,239 (2)	*
Joel F. Rahn	1,213	*
Robert F. Dentzman	266	*
David G. Van Solkema	6,217 (1)	*
Grace O. Shearer	650	*
James B. Meyer	1,270	*
Norman J. Fifelski	7,583 (1)	*
Stephanie L. Leonardos	200	*
Dellvan J. Hoezee	8,024 (1)(4)	*
All current executive officers and directors as a group (consisting of 10 persons)	38,716 (3)(4)	1.43%
*Less than one percent

(1)	Includes 2,662 shares subject to stock options exercisable within 60 days.
(2)	Includes 3,723 shares subject to stock options exercisable within 60 days.
(3)	Includes 14,371 shares with respect to which executive officers and directors have the right to acquire beneficial ownership within 60 days.
(4)	Mr. Hoezee retired from the Board on April 19, 2007.

RELATED PARTY TRANSACTIONS

        Certain directors and officers of the Corporation have had and are expected to have in the future, transactions with the subsidiaries of the Corporation, or have been directors or officers of corporations, or members of partnerships, which have had and are expected to have in the future, transactions with the subsidiaries of the Corporation. All such transactions with officers and directors, either directly or indirectly, have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and these transactions do not involve more than the normal risk of collection or present other unfavorable features. All such future transactions, including transactions with principal shareholders and other Corporation affiliates, will be made in the ordinary course of business, on terms no less favorable to the Corporation than with other customers, and will be subject to approval by a majority of the Corporation’s independent, outside, disinterested directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors and officers to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission. Based solely on its review of copies of such reports received by it and written representations by each director and officer, the Corporation believes that all the reports were filed by such persons on a timely basis during the last fiscal year.

RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        Plante & Moran, PLLC, independent certified public accountants, have audited the financial statements of the Corporation for the year ended December 31, 2007. Representatives of Plante & Moran, PLLC will be present at the Annual Meeting and will have the opportunity to make a statement if desired and will be available to respond to appropriate questions. The Audit Committee has appointed Plante & Moran, PLLC as its principal accountants to audit the Corporation’s financial statements for the year ending December 31, 2008. The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2007 and December 31, 2006, by our principal auditing firm, Plante & Moran, PLLC:

Fees of Independent Accountants

	2007	2006

Audit Fees	$113,500	$104,550
Audit-related Fees	8,500	12,650
Tax Fees	9,125	8,500
All Other Fees	6,000	-0-

        The amounts shown for “Audit-related Fees” were for services related to the audit of benefits plans in both 2007 and 2006. The amounts shown for “Tax Fees” were for corporate tax compliance, tax advice and tax planning services. The amount shown for “All Other Fees” in 2007 was for the periodic validation of the Asset Liability Model. The Audit Committee pre-approved all services provided by the independent accountants during 2007.

        The Audit Committee has considered whether the provision of these services is compatible with maintaining our principal auditors’ independence. Following the adoption of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, our independent auditors are proscribed from offering certain services to us. None of those proscribed services were provided to us in 2006 or 2007. None of the hours expended on Plante & Moran, PLLC’s engagement to audit the Corporation’s consolidated financial statements for the year ended December 31, 2007, were attributed to work performed by persons other than Plante & Moran, PLLC’s full-time, permanent employees.

        The Charter of the Audit Committee provides that the Audit Committee will administer the Corporation’s policy regarding the approval of audit and non-audit services. Under that policy, the Audit Committee must pre-approve all engagements of the Corporation’s independent auditors. Before the end of the first quarter of each year, the independent auditors retention to audit the Corporation’s financial statements, including the associated fee, is approved by the Audit Committee. At the same time, the Audit Committee will evaluate other known potential engagements of the independent auditors, including the scope of the work proposed to be performed and the proposed fees and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditors’ independence from management. At each subsequent meeting of the Audit Committee, the Audit Committee will receive updates on the services actually provided by the independent auditors and management may present additional services for approval. The Audit Committee has delegated to the Chairperson of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that the need arises for pre-approval between Audit Committee meetings. This might occur, for example, if the Corporation was proposing to execute a financing on an accelerated timetable. If the Chairperson so approves any such engagements, he or she is required to report that approval to the full Audit Committee at the next Audit Committee meeting.

SHAREHOLDER PROPOSALS

No shareholder may present a proposal for consideration at the 2008 Annual Meeting of Shareholders unless notice is given not later than February 19, 2008 to the Corporation in compliance with Article XI of the Corporation’s Articles of Incorporation stating the shareholder’s intention to do so. Any proposal of a shareholder intended to be presented for action at the 2009 Annual Meeting of Shareholders can be mailed to 2445 84th Street, S.W., Byron Center, Michigan 49315, and must be received by the Corporation, not later than November 16, 2008, if the shareholder wishes the proposal to be included in the Corporation’s proxy materials for that meeting.

OTHER BUSINESS

        The Board of Directors is not aware of any matter to be presented for action at the meeting, other than the matters set forth herein. If any other business should come before the meeting, the proxy will be voted in respect thereof in accordance with the best judgment of the persons authorized therein, and discretionary authority to do so is included in the proxy. The cost of soliciting proxies will be borne by the Corporation. In addition to solicitation by mail, officers and other employees of the Corporation and its subsidiaries may solicit proxies by telephone or in person, without compensation other than their regular compensation.

        The Annual Report on Form 10-K of the Corporation for 2007 is included with this Proxy Statement. Copies of the report will also be available at the Annual Meeting of Shareholders. The Form 10-K and certain other periodic filings are filed with the Securities and Exchange Commission (the “Commission”). The Commission maintains an Internet web site that contains reports and other information regarding companies, including the Corporation, which files electronically. The Commission’s web site address is http:\\www.sec.gov.

        Shareholders are urged to sign and return the enclosed proxy in the enclosed envelope. A prompt response will be helpful and appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Patrick K. Gill

Patrick K. Gill President and CEO

March 17, 2008

Appendix A
Audit Committee Charter

I.	Purpose

The primary function of the Audit Committee is to assist the Board by overseeing (1) the quality and integrity of the Company’s accounting, auditing and reporting practices, (2) the performance of the Company’s internal audit function and independent auditor, and (3) the Company’s disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board of Directors have established.

The Audit Committee shall provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditor and the Board of Directors.

II.	Membership

•	Independence—The Audit Committee shall be comprised of three or more members, each of whom (1) must qualify as an independent director under the listing requirements of Section 301 of the Sarbanes-Oxley Act, (2) shall not have participated in the preparation of the financial statements of the Company or any subsidiary during the prior three year period, and (3) shall be free from any relationship to the Company that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic financial and accounting practices, and on or before January 1, 2004 at least one member of the Committee shall be a “financial expert” in compliance with the criteria established by the Securities and Exchange Commission.

•	Appointment—The members shall be nominated by the Board and appointed annually to one-year terms. They shall designate one member of the Audit Committee as Chair.

•	Limitations. A member of the Audit Committee shall not simultaneously serve on the audit committee of more than two other public companies.

III.	Meetings

Meetings of the Audit Committee shall be subject to the Committee procedure rules set forth in the Company’s Bylaws and its own rules of procedure, which shall be consistent with those Bylaws and the following:

•	The Audit Committee shall meet at least four (4) times annually and more frequently as circumstances require. Each regularly scheduled meeting of the Committee shall conclude with an executive session of the Committee, absent members of management and on such terms and conditions as the Committee may elect. In addition, the Committee may meet periodically with management; the head of the Company’s internal auditing department and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or the internal audit department or independent auditors believe should be discussed privately.

•	Following each of its meetings, the Audit Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Audit Committee.

•	The Audit Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

IV.	Responsibilities, Duties and Authority

The Audit Committee shall have the following responsibilities, duties and authority:

•	Document and Report Review

o	Review and update this Charter annually.

o	Review the Company’s annual financial statements and any reports or other financial information submitted to any governmental body or to the public, including any report issued by the independent auditors.

o	Review the summary report of the internal auditor and management’s response to such reports.

o	Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K.

o	Review with financial management and the independent auditors the quarterly report on Form 10-Q prior to its filing.

o	Review earnings press releases with management prior to dissemination.

•	Independent Auditors

o	Appoint, approve the compensation of, and provide oversight of the Company’s independent auditor, including the removal of the Company’s independent auditors. The independent auditors shall report directly to the Committee, and the Committee shall oversee the resolution of any disagreements between management and the independent auditors.

o	Administer the Company’s Policy Regarding the Approval of Audit and Non-audit Services Provided by the Independent Auditor.

o	Review the independent auditors’ attestation and report on management’s internal control report, and hold timely discussions with the independent auditors regarding:

•	All critical accounting policies and practices;

•	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

•	Other material written communications between the independent auditor and management including, but not limited to, management letter and schedule of unadjusted differences;

•	An analysis of the independent auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements; and

•	All significant relationships the independent auditors have with the Company to determine the independent auditors’ objectivity and independence, undertaking or recommending appropriate action to ensure and continue that independence.

o	At least annually, obtain and review a report by the independent auditor describing:

•	The firm's internal quality control procedures;

•	Any material issues raised by the most recent internal quality-control review, peer review or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

•	All relationships between the independent auditor and the Company; and

•	All significant relationships the independent auditors have with the Company to determine the independent auditors’ objectivity and independence, undertaking or recommending appropriate action to ensure and continue that independence.

o	Financial Reporting Processes

•	Review the integrity of the Company’s financial reporting process, both internal and external, giving consideration to consultation with management, the independent auditors and the internal auditor.

•	Consider and approve, as appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors, management or the internal auditor.

•	Review and approve all related party transactions with the Company’s directors, officers and controlling shareholders, excluding those transactions between the Company’s subsidiaries and such persons that are in compliance with applicable banking regulations.

•	Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, or auditing matters, including procedures necessary to receive and respond to confidential and anonymous submissions by Company employees regarding questionable accounting or auditing matters.

o	Internal Audit

•	Review activities, organizational structure and qualifications of the Company’s internal audit department.

•	Periodically review the head of the Company’s internal audit department and any significant difficulties, disagreements with management or scope restrictions encountered in the course of that department’s work.

o	Ethical and Legal Compliance

•	Review the Company’s Code of Business Conduct, approved by the Board of Directors, to ensure that management has maintained a system to comply with expected ethical and legal requirements.

•	Review, with the Company’s counsel, legal compliance matters including corporate securities trading policies.

•	Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

•	Discuss the Company’s major financial and accounting risk exposures and steps taken by management to control or mitigate those exposures.

•	Review and approve all “related party transactions,” as defined in Item 404 of SEC Regulation S-K, involving directors, executive officers and their respective affiliates and immediate family members.

o	Other

•	Review with the independent auditors, the internal auditing department, and management, the extent to which changes or improvement in financial or accounting practices, as approved by the Audit Committee, have been implemented.

•	Prepare the report that the SEC requires to be included in the Company’s annual Proxy Statement.

•	Perform an annual self-assessment relative to the Audit Committee’s purpose, duties and responsibilities set forth in this Charter.

•	To the extent it deems appropriate, and with or without full Board approval, obtain advice and assistance from outside legal, accounting or other advisors as deemed appropriate to perform its duties and responsibilities.

•	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

•	At least annually, review and reassess the adequacy of this Charter in light of changes in the law, governing rules, and applicable corporate governance best practices.

O.A.K. Financial Corporation 2445 84th Street, S.W. Byron Center, Michigan 49315	This Proxy is solicited on behalf of the Board of Directors

REVOCABLE PROXY

        The undersigned hereby appoints Patrick K. Gill and James A. Luyk as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of O.A.K. Financial Corporation held of record by the undersigned on March 7, 2008, at the annual meeting of shareholders to be held April 17, 2008, and at any adjournment thereof.

1.	In the election of two directors to be elected for a term expiring in 2011

[__]	FOR the nominees listed below	[__]	WITHHOLD AUTHORITY to vote for the nominees listed below

David G. Van Solkema      —      Grace O. Shearer

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list above.)

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.
If no direction is made, this Proxy will be voted FOR the nominees listed in Proposal 1.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

———————————————————	———————————————————
Signature	Signature if held jointly

Dated: __________________________, 2008

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.